CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Hastings Street Trust of our reports dated August 13, 2026, relating to the financial statements and financial highlights of Fidelity Fund and Fidelity Series Large Cap Stock Fund; of our reports dated August 14, 2026, relating to the financial statements and financial highlights of Fidelity Growth Discovery Fund and Fidelity Mega Cap Stock Fund, which appear in Fidelity Hastings Street Trust's Certified Shareholder Report on Form N-CSR for the year ended June 30, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 20, 2026